UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported)
June 29, 2016

Douglas Emmett, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-33106	20-3073047
(State or other jurisdiction of incorporation)	Commission file number	(I.R.S. Employer identification No.)

808 Wilshire Boulevard, Suite 200, Santa Monica, California 90401
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (310) 255-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 29, 2016, Jordan Kaplan, our President and Chief Executive Officer, and Ken Panzer, our Chief Operating Officer, each exercised 3.5 million employee stock options, most of which were expiring this year. They each received approximately 664,000 shares of our common stock on the net exercise (after deductions for the applicable exercise price and statutory income tax withholdings) and each executive then donated approximately 690,000 shares of our common stock to related charitable foundations. Both the charitable foundations and the executives involved indicated that they have no current plans to sell any of the shares they hold.

These transactions, while reducing the number of stock options held by each executive, did not significantly impact their common stock equivalents. Excluding the 1.4 million shares now held by the related foundations, Mr. Kaplan owns 10 million common stock equivalents and 1.9 million vested options, and Mr. Panzer owns 7.5 million common stock equivalents and 1.9 million vested options. In the aggregate, these holdings represent 12% of our fully diluted common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOUGLAS EMMETT, INC.
Dated:	June 30, 2016	By:	/s/ MONA M. GISLER
Mona M. Gisler
Chief Financial Officer